UNAUDITED PRO FORMA COMBINED BALANCE SHEET (Unaudited)
September 30, 2011

	International Plant Services, LLC	Global NuTech, Inc.	Pro Forma Adjustments		Pro Forma Adjusted
ASSETS
Current assets
Cash	$625,565	$823	2,905,464	(a)	$3,531,852
Accounts receivable, net	3,576,141	-			3,576,141
Deferred federal income tax	132,000	-			132,000
Prepaid expenses	753,987	-			753,987
Total Current Assets	5,087,693	823			7,993,980
Property and equipment, net	160,329	-			160,329
Total
Total assets	$5,248,022	$823			$8,154,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$87,511	$-	10,243	(c)	$97,754
Accrued expenses		64,642	(64,642	)(c)	-
Accrued liabilities	2,827,491	-			2,827,491
Due to related parties, net	1,497,065	-			1,497,065
Federal income taxes payable	568,796				568,796
Advances from related parties	-	136,128	(136,128	)(c)	-
Loan Payable	-	10,000	(10,000	)(c)	-
Current maturities on long term debt due to related parties	66,310	38,969	(38,969	)(c)	66,310
Total Current Liabilities	5,047,173	249,739			5,057,416
Deferred federal income tax	29,000	-			29,000
Long term debt	-	20,000	(20,000	)(c)	-
Total liabilities	5,076,173	269,739			5,086,416

Capital stock - Par value of .00001 (500,000,000 authorized and 39,307,554 outstanding)	-	3,912	(3,813	)(d)	393
			294	(b)
Preferred Stock - Series A – Par Value of .00001 (2,900,000 shares authorized and 2,900,000 outstanding)			29	(a)	29
Preferred Stock - Series B Par Value of .00001 (100,000,000 authorized and 10,000,000 outstanding			100	(b)	100
Additional paid-in capital		1,512,080	2,905,435	(a)	2,895,522
			(882	)(b)
			(1,525,412	)(c)
			4,301	(d)
Accumulated income (deficit)		(1,784,908)	1,784,908	(c)	171,849
Member’s equity	171,849		171,849	(d)
Stockholder’s equity	171,849	(268,916)			3,067,893

Total liabilities and stockholders’ equity	$5,248,022	$823			$8,154,309

See accompanying notes to unaudited pro forma combined financial statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)
September 30, 2011

	International Plant Services, LLC	Global NuTech, Inc.	Pro Forma Adjustments	Pro Forma Adjusted

Revenues	$22,976,389	$-	-	$22,976,389

Cost of revenues	19,138,303	-	-	19,138,303

Gross profit	3,838,086	-	-	3,838,086

Selling, general, and administrative expenses	2,430,577	335,241		2,765,818

Income (loss) from operations	1,407,509	(335,241)		1,072,268

Income tax	(532,459)	(800)		(533,259)
Interest expense	(12,058)	(3,076)		(15,134)
Other expense	1,045	-		1,045

Net income (loss)	$864,037	$(339,117)		$524,920

Net income for common share
Earnings per share - Basic				0.01
Earnings per share - Diluted				0.01
Weighted average common shares outstanding
Basic				39,307,554
Diluted				98,131,083

See accompanying notes to unaudited pro forma combined financial statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)
December 31, 2010

	International Plant Services, LLC	Global NuTech, Inc.	Pro Forma Adjustments	Pro Forma Adjusted

Revenues	$23,981,553	$-	-	$23,981,553

Cost of revenues	22,493,029	-	-	22,493,029

Gross profit	1,488,524	-	-	1,488,524

Selling, general, and administrative expenses	5,105,241	781,990	-	5,887,231

Income (loss) from operations	(3,616,717)	(781,990)	-	(4,398,707)

Income tax	1,009,513	(800)		1,008,713
Impairment of investment		(577,000)		(577,000)
Interest expense	(2,540)	(467)		(3,007)
Other income (expense)	-	-		-

Net income (loss)	$(2,609,744)	$(1,360,257)	-	$(3,970,001)

Net income for common share
Earnings per share - Basic				(0.10)
Earnings per share - Diluted				(0.10)
Weighted average common shares outstanding
Basic				39,307,554
Diluted				39,307,554

See accompanying notes to unaudited pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Pro Forma Assumptions and Adjustments:

Immediately prior to the exchange, Global NuTech, Inc. will be required to satisfy all of its liabilities, except for up to $10,243 of accounts payable that will be assumed by International Plant Services LLC. It is expected that immediately prior to the exchange, Global NuTech’s assets will consist solely of cash and certain other assets with no or a de minimis value.

a.	To reflect the purchase of 2,900,000 of Global NuTech’s Series A Convertible Preferred shares for $2,905,464.

b.	To reflect the issuance of 29,411,764 shares of common and 10,000,000 Series B Convertible Preferred shares issued in association with the exchange.

c.	To reflect the liquidation of Global NuTech’s liabilities and record liabilities associated with the exchange and eliminate Global Nutech’s accumulated deficit, accumulated comprehensive loss, additional paid-in-capital, and income statement account balances upon closing of the exchange, which will be accounted for as a reverse acquisition whereby International Plant Services is the accounting acquirer.

d.	Reclassification of International Plant Services’ member equity to retained earnings subsequent to September 30, 2011.

e.	Immediately prior to the closing of the exchange, Global NuTech will have 9,895,789 shares of common stock outstanding. Pursuant to the exchange the owners of International Plant Services will own 29,411,764 common shares and 10,000,000 shares of Series B Convertible Preferred Stock.

f.	Mr. Noureddine Ayed, Karim Ayed and David Mathews are the holders of Global NuTech’s Series A Convertible Preferred Stock and Mr. Nourddine and Karim Ayed are the holders of Series B Convertible Preferred Stock.

Note 2. Tax Matters

At December 31, 2011, Global NuTech had significant net operating loss carryforwards. The extent to which International Plant Services will be able to utilize these carryforwards in future periods will be subject to limitations based on a number of factors, including the number of shares issued within a three-year look-back period, whether the exchange is deemed to be a change in control, whether there is deemed to be a continuity of Global NuTech’s historical business, and the extent of International Plant Services’s subsequent income. International Plant Services has not yet determined the extent to which it may be able to utilize these carryforwards. Accordingly, no deferred tax asset attributable to Global NuTech’s net operating loss carryforward has been reflected on the pro forma balance sheet.